Exhibit 99.1

CONTACT:	Thomas J. Klitzke
Time America, Inc.
(800) 561-6366 x409
tomk@timeamerica.com

FOR IMMEDIATE RELEASE

TIME AMERICA ANNOUNCES FISCAL FIRST QUARTER RESULTS

SCOTTSDALE, Ariz, November 9, 2006 – Time America, Inc. (OTCBB: TMAM), a leading developer and marketer of time and labor management solutions, today announced unaudited financial results for its fiscal first quarter ended September 30, 2006.

Revenue for the quarter ended September 30, 2006 was $1,450,592, a 1% decrease from revenue of $1,470,813 in the year-ago quarter.  The net loss from operations for the quarter ended September 30, 2006 was $(439,965), compared to a net loss from operations of $(573,229) for the year-ago quarter.  The net loss for the quarter ended September 30, 2006 was $(525,144), or $(.04) per basic and diluted share, compared to a net loss of $(712,275) or $(.05) per basic and diluted share for the year-ago quarter.

“We experienced a flat quarter from a revenue perspective mainly due to the sale of the majority of our direct sales operations in March 2006.  We have delivered approximately 40% of the major contract with a Fortune 100 company and plan to deliver on the majority of the remainder of that contract within the next 90 to 120 days,” stated Thomas Bednarik, President and CEO of Time America.

During the quarter, the Company reduced sales and marketing expenses by approximately $245,000 compared to the prior year’s quarter.  The sale of the direct sales operation included certain direct customers that use the Company’s hosted NETtime application.  Notwithstanding the loss of such customers, the Company still achieved a 32% increase in NETtime revenue in the current quarter compared to the prior year’s quarter.   Business in the quarter was comprised of 65% from channel operations and 35% direct/partner operations compared to 59% and 41% respectively, for the same periods last year.

The Company will hold a conference call today at 4:30 p.m. EST to discuss its financial results.  To participate, call 877-692-2595 and enter ID code 8092914 five minutes prior to the start of the call.  The call will also be available through November 23, 2006 by calling 877-519-4471 and entering the PIN code: 8092914.

About Time America, Inc.

Time America, Inc. (TMAM.OB) has been providing innovative time and labor management solutions since 1988. By leveraging innovative technology, the Company’s family of software and hardware solutions helps organizations track and transform basic labor data into strategic information that improves workforce productivity and the utilization of labor resources. Time America solutions are used by more than 25,000 companies worldwide including ARAMARK Corporation, Thrifty Rental Car, the Texas Legislative Council and the Mesa Air Group. The Deloitte Technology Fast 500 honored Time America as one of the 500 fastest growing technology companies in North America for 2004 and 2003.

Certain information and comments contained in this press release may be forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). Factors set forth in the Company’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2006, and subsequently filed Form 10-QSBs and Form 8-Ks, together with other factors that appear in this press release or in the Company’s other Securities and Exchange Commission filings could affect the Company’s actual results and could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of the Company, in this press release.

This release and prior releases are available on the Company’s Worldwide Web site at www.timeamerica.com.

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NETtime is a registered trademark of Time America, Inc. All other names are the property of their respective owners.

TIME AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,	June 30,
	2006	2006
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$425,637	$615,204
Accounts receivable – trade, net	1,746,633	2,289,678
Inventory	751,004	653,159
Deferred loan costs and other current assets	338,717	315,226

Total Current Assets	3,261,991	3,873,267

Property and equipment, net	465,604	502,309
Other Assets	141,392	202,952

Total Assets	$3,868,987	$4,578,528

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities:
Current portion of long-term debt	$2,162,572	$2,081,122
Accounts payable	698,756	688,623
Accrued liabilities	732,658	739,958
Deferred revenue	831,291	944,372

Total Current Liabilities	4,425,277	4,454,075

Long-term debt, less current portion	1,980,088	2,192,472

Total Liabilities	6,405,365	6,646,547

Common stock subject to registration rights (351,923 shares)	207,635	207,635

Commitments:	—	—

Stockholders’ Equity (Deficit):
Common stock, $.005 par value, 50,000,000 shares authorized, 14,652,481 and 14,652,481 shares issued and outstanding	73,263	73,263
Contributed capital	9,647,883	9,591,098
Accumulated deficit	(12,465,159)	(11,940,015)

Total Stockholders’ Equity (Deficit)	(2,744,013)	(2,275,654)

Total Liabilities and Stockholders’ Equity (Deficit)	$3,868,987	$4,578,528

TIME AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	September 30,
	2006	2005
	(unaudited)	(unaudited)
Revenues:
Product sales	$1,056,035	$1,017,564
Services revenue	394,557	453,249

Total Revenues	1,450,592	1,470,813

Cost of Revenues:
Product	521,415	534,431
Services	178,641	212,759

Total Cost of Revenues	700,056	747,190

Gross Profit	750,536	723,623

Costs and Expenses:
Sales and marketing	349,045	594,356
Research and development	465,302	364,616
General and administrative	376,154	337,880

Total Costs and Expenses	1,190,501	1,296,852

Net Loss from Operations	(439,965)	(573,229)

Other Income (Expense):
Interest expense	(197,532)	(176,416)
Other	109,672	31,504
Interest income	2,681	5,866

	(85,179)	(139,046)

Net Loss	$(525,144)	$(712,275)

Basic and Diluted Loss per Share	$(0.04)	$(0.05)

Weighted Average Number of Shares Outstanding	14,652,481	14,262,077